UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Brocade Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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Email sent by Dan Fairfax, Chief Financial Officer of Brocade Communications Systems, Inc. (“Brocade”), on April 9, 2012 to Employees of Brocade

Subject: Action Required for Brocade Shareholders - Vote Your Shares

Dear Employees,

We are holding our 2012 Annual Meeting of Stockholders on April 12. Many of you are holders of Brocade stock through the employee stock purchase plan (ESPP) as well as through exercising options or vesting of restricted stock units. You should have received instructions in the mail or electronically from your bank or broker on how to vote your shares either by mail, phone or via the internet. For those that have elected to receive only electronic communication from E*TRADE, you may have received an email in early March from E*TRADE SECURITIES LLC with the subject heading “BROCADE COMMUNICATIONS SYSTEMS, INC. Annual Meeting” with your specific voting instructions.

We have a number of important proposals being voted on at the annual meeting, including a proposal to amend the 2009 Stock Plan by increasing the number of shares available for issuance under the plan by 35,000,000 shares. Equity-based compensation is a key element in our employee compensation and retention programs. Brocade’s Board of Directors and management team recommend that you vote “FOR” this proposal as well as the other proposals on the proxy statement. Please refer to the proxy statement for more details regarding all the proposals up for shareholder vote.

Your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible. We thank all of you for your continued support of Brocade.

Thanks,

Dan

Daniel W. Fairfax

Chief Financial Officer

Brocade